Exhibit 99.1

Heritage Financial Corporation Appoints Karen R. Saunders
to its Board of Directors

OLYMPIA, Wash., December 19, 2024/PRNewswire/ – Heritage Financial Corporation (“Heritage”) (Nasdaq: HFWA) is pleased to announce the appointment of Karen R. Saunders to its Board of Directors. Ms. Saunders was also appointed to the Board of Directors of Heritage’s wholly-owned subsidiary, Heritage Bank. The appointment is effective January 1, 2025.
“We are pleased to welcome Karen to our board of directors,” said Brian L. Vance, Board Chair. “Karen brings the depth of audit, finance, and financial services experience we were searching for along with extensive executive leadership experience. Karen’s background as a former KPMG audit partner within the financial services practice will add valuable expertise to our board.”
Ms. Saunders spent her entire career at KPMG, joining in 1986, promoted to partner in 1999 in the Seattle office, and served as a SEC Reviewing Partner for the firm’s financial services practice. During her tenure with KPMG, she also led the Pacific Northwest Region as the lead partner in community banking, served as the lead banking partner over the firm’s banking practice in the Los Angeles office from 2015 until her retirement in 2024, and regularly participated in local industry events.
Ms. Saunders earned a Bachelor of Arts from the University of Washington’s Foster School of Business and is a licensed Certified Public Accountant in Washington and California. Ms. Saunders resides in Grapeview, Washington and currently serves as an Ambassador Board Member for Big Brothers and Big Sisters of Puget Sound (“BBBS”). She formerly served as the chair of BBBS, chair and board member of the Washington State Accountancy Board, the KPMG Partnership Audit Committee and Board Nomination Committee, and advisory director of the U.S.A Bobsled and Skeleton. Ms. Saunders was also named the 2015 Woman of the Year by the Leukemia and Lymphoma Society, Washington Chapter.
About Heritage Financial
Heritage Financial Corporation is an Olympia, Washington-based bank holding company for its subsidiary Heritage Bank, a full-service commercial bank. Heritage Bank has a branch network of 50 banking offices in Washington, Oregon, and Idaho. Heritage Bank does business under the Whidbey Island Bank name on Whidbey Island, Washington. Heritage Financial Corporation’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact
Jeffrey J. Deuel, Chief Executive Officer, (360) 943-1500